Exhibit 10.1

SECOND AMENDMENT (this “Amendment”), dated as of June 2, 2017, to the THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF VIRTU FINANCIAL LLC, a Delaware limited liability company (the “Company”), dated as of April 15, 2015, as amended (the “LLC Agreement”), by and among the Company, Virtu Financial, Inc., a Delaware corporation (the “Managing Member”), and the other Persons listed on the signature pages thereto. Capitalized or other terms used and not defined herein shall have the meanings ascribed to them in the LLC Agreement.

WHEREAS, pursuant to Section 12.10 of the LLC Agreement, subject to certain exceptions, the LLC Agreement can be amended at any time and from time to time by the Managing Member;

WHEREAS, pursuant to Section 12.10 of the LLC Agreement, no amendment to the LLC Agreement may adversely modify in any material respect the Units (or the rights, preferences or privileges of the Units) then held by any Members in any materially disproportionate manner to those then held by any other Members without the prior written consent of a majority in interest of such disproportionately affected Member or Members (the “Required Interests”);

WHEREAS, the amendment to Section 5.03(c) of the LLC Agreement described in this Amendment could be interpreted as adversely modifying the Units held by Members other than the Managing Member in a materially disproportionate manner to those held by the Managing Member; and

WHEREAS, TJMT Holdings LLC is the holder of the Required Interests.

NOW, THEREFORE, the LLC Agreement is hereby amended as follows:

1.              Amendments to Section 5.03(c):  Section 5.03(c) is hereby replaced in its entirety with the following provision:

(c)          Pubco Distributions.  Notwithstanding the provisions of Section 5.03(b), the Managing Member, in its sole discretion, may authorize that (i) cash be paid to Pubco (which payment shall be made without pro rata distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of Units held by Pubco to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of shares of Class A Common Stock or Class B Common Stock in accordance with Section 4.02(b), and (ii) to the extent that the Managing Member determines that expenses or other obligations of Pubco are related to its role as the Managing Member or the business and affairs of Pubco that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to Pubco (which distributions shall be made without pro rata distributions to the other Members) in amounts required for Pubco to pay (w) operating, administrative and other similar costs incurred by Pubco, including payments in respect of Indebtedness and preferred stock, to the extent the proceeds are used or will be used by Pubco to pay expenses or other obligations described in this clause (ii) (in either case only to the extent economically equivalent Indebtedness or Equity Securities of the Company were not issued to Pubco), payments representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreements and payments pursuant to any legal, tax, accounting and other professional fees and expenses, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, Pubco, (y) fees and expenses related to an offering of securities, the issuance or incurrence of indebtedness or an acquisition transaction by Pubco or any direct or indirect subsidiary thereof (whether or not successful) (including any (I) underwriters discounts or commissions, (II) commitment, arrangement, syndicate, facility, upfront, closing, ticking, escrow, agency, breakage or similar fees, and (III) interest and dividend expense related to escrowed securities or indebtedness that will be assumed by the Company or any of its subsidiaries upon the occurrence of specified events (prior to the assumption of such securities or Indebtedness) (“Escrow Debt”) and any premium required to redeem any such Escrow Debt upon a mandatory redemption or repurchase event) and (z) other fees and expenses in connection with the maintenance of the existence of Pubco (including any costs or expenses associated with being a public company listed on a national securities exchange). For the avoidance of doubt, distributions made under this Section 5.03(c) may not be used to pay or facilitate dividends or distributions on the Pubco Common Stock and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.

Except as explicitly set forth in this Amendment, the LLC Agreement is and shall be unmodified and remain in full force and effect, and nothing contained in this Amendment shall constitute or be deemed a waiver of any of the rights or obligations of any of the parties thereto. This Amendment shall become effective when executed by each of the signatories hereto and may be executed in one or more counterparts and each such counterpart hereof shall be deemed to be an original instrument but all such counterparts together shall constitute but one agreement. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflict of laws rule or principle thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

VIRTU FINANCIAL INC.

By:	/s/Douglas A. Cifu
Name: Douglas A. Cifu
Title:Chief Executive Officer

VIRTU FINANCIAL LLC

By:	/s/Douglas A. Cifu
Name: Douglas A. Cifu
Title:Chief Executive Officer

TJMT HOLDINGS LLC

By:	/s/Michael Viola
Name: Michael Viola
Title:Managing Member